Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

FOR IMMEDIATE RELEASE

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

BLOOMFIELD HILLS, Michigan, March 10, 2009 — TriMas Corporation (NYSE: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2008. For the year, the Company reported sales from continuing operations of $1,021.3 million, a 1.8% increase over 2007, and improved earnings performance, excluding the after-tax impact of $155.0 million of non-cash goodwill and indefinite-lived intangible asset impairment charges, and severance and business restructuring costs of $3.1 million, identified as “Special Items.”(1)

FULL YEAR 2008 SUMMARY (from continuing operations)

•                  Full year 2008 sales increased 1.8% to $1,021.3 million. Sales in the Packaging Systems, Energy Products and Industrial Specialties segments increased 6.2%, 30.8% and 8.4%, respectively, as a result of new product launches, geographic expansion and increased market demand. Sales in the RV & Trailer Products and Recreational Accessories segments declined 12.2% and 12.1%, respectively, due to lower demand as a result of reduced consumer discretionary spending and current economic uncertainty.

•                  The Company reported a loss of $128.6 million in 2008, or $3.85 per share, compared to a loss of $161.2 million, or $5.66 per share in 2007. Excluding the impact of Special Items in both periods, 2008 income would have improved 45.3% to $29.9 million, or $0.89 per share, as compared to $20.5 million, or $0.72 per share in 2007.

•                  Adjusted EBITDA(2) for 2008 was $139.0 million, compared to $115.1 million in 2007. Excluding the impact of Special Items in both periods, 2008 adjusted EBITDA would have been $144.0 million, an increase of 3.7%, as compared to $138.8 million in 2007.

•                  The Company recorded non-cash goodwill and indefinite-lived intangible asset impairment charges of $172.2 million ($155.0 million after-tax) in the fourth quarter of 2008 as a result of the impact on the Company’s businesses of declining end market demand and the significant decline in financial markets given global recessionary uncertainties. These charges do not affect the Company’s cash flow, liquidity or debt covenant ratios.

•                  Free cash flow(2) (excluding Special Items) for 2008 was $41.3 million, compared to $19.0 million in 2007.

•                  As of December 31, 2008, the Company had cash and aggregate availability under its revolving credit and receivables securitization facility of $131.8 million.

•                  The Company has accelerated its previously announced Profit Improvement Plan and increased its estimate for 2009 total cost savings from $15 million to $28 million. The Company continues to pursue cost savings in addition to the $28 million.

(1)  Appendix I details certain one-time costs and expenses, non-cash impairments and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s adjusted EBITDA and operating results under GAAP.

(2)  See Appendix II for reconciliation of the non-GAAP financial measures adjusted EBITDA and free cash flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

“During 2008, the Company increased sales, improved operating performance, reduced debt and lowered its fixed cost structure,” said David Wathen, who joined TriMas as President and Chief Executive Officer in January of this year. “Despite these results, TriMas, like many of our peers, experienced significant declines in customer demand across our business segments in the fourth quarter as a result of the global recession. The first quarter of 2009 continues to be difficult for our customers and we anticipate that this trend will continue.”

“As we operate in 2009,” Wathen continued, “we expect that our end markets will be down approximately 10% to 20%, collectively. While the current environment is challenging, we are focused on what we can control — our strategy, execution and costs. Our first order of business is to secure our position as the best cost producer, as we aggressively cut fixed costs and improve productivity and flexibility throughout our businesses. Our operating premise is to increase our profitability metrics despite lower sales.”

“We will employ disciplined capital allocation to support growing end markets and geographies. We continue to drive working capital out of the businesses to ensure that we have adequate liquidity to support our business initiatives and to further enhance our balance sheet. Our priorities remain to aggressively position the company to best mitigate the end market declines we are facing and proactively address our leverage.” Wathen concluded.

Fourth Quarter Results

Continuing Operations

•                  The Company’s 2008 fourth quarter net sales decreased 4.0% to $213.1 million, from $222.1 million for the quarter ended December 31, 2007. Sales in the Energy Products and Industrial Specialties segments increased 39.0% and 5.5%, respectively, as a result of new product launches, geographic expansion and increased market demand. Sales in the Packaging Systems segment were down 7.8%, primarily due to the unfavorable impact of currency exchange, while sales in the RV & Trailer Products and Recreational Accessories segments declined 30.5% and 21.3%, respectively, due to lower demand as a result of reduced consumer discretionary spending and the current economic recession.

•                  The Company reported an operating loss of $162.1 million for the fourth quarter of 2008, compared to an operating loss of $170.5 million in the fourth quarter of 2007, primarily as a result of the non-cash goodwill and indefinite-lived asset impairment charges in both years. Excluding the impact of Special Items, fourth quarter operating profit would have been $12.7 million, as compared to $13.6 million in 2007. The decline between years is due primarily to the declines in the RV & Trailer Products and Recreational Accessories segments, substantially offset by improved operating performance within the Energy Products segment and lower spending within the corporate office, largely as a result of the Company’s restructuring efforts in June 2008.

•                  Adjusted EBITDA for the fourth quarter of 2008 was $25.7 million, compared to $11.3 million in the fourth quarter of 2007. Excluding the impact of Special Items, adjusted EBITDA would have been $27.7 million in the fourth quarter of 2008, as compared to $20.7 million in the fourth quarter of 2007, primarily due to the improved operating performance within the Energy Products segment, lower spending within the corporate office and a gain on extinguishment of debt, which were partially offset by the declines in the RV & Trailer Products and Recreational Accessories segments.

•                  The Company reported a fourth quarter 2008 loss of $154.0 million, or $4.60 per share, compared to a loss of $168.8 million, or $5.05 per share, in the fourth quarter of 2007. Excluding Special Items, fourth quarter income would have improved to $2.6 million, or $0.08 per share, in the fourth quarter of 2008, as compared to a $0.5 million loss, or a loss of $0.01 per share, in the fourth quarter of 2007.

Discontinued Operations

During the fourth quarter of 2008, the Company signed a definitive agreement to sell certain assets of its subsidiary, Compac Corporation, to LAMTEC Corporation. Compac, a manufacturer of flame-retardant facings, jacketings, insulation tapes and other specialty tape products, was part of the Company’s Packaging Systems business segment. The transaction subsequently closed on February 9, 2009, at which time the Company received approximately $21 million in cash proceeds.

Profit Improvement Plan

On November 10, 2008, the Company announced its Profit Improvement Plan, with then projected savings of approximately $15 million in 2009. The Company has accelerated this program and now expects to realize approximately $28 million in total cost savings in 2009, resulting from additional headcount reductions, more rapid consolidation of facilities and business activities and other cost savings actions. In addition to the approximately $3 million in non-recurring business restructuring charges in the fourth quarter of 2008, the Company expects to record additional cash charges of approximately $8 to $9 million as actions are implemented throughout 2009 to achieve the associated $28 million in 2009 cost savings.

On March 5, 2009, the Company also announced the closure of its Mosinee, Wisconsin manufacturing facility by the end of the third quarter of 2009. The plans to close this plant, which manufactures trailer winches, jacks and couplers and is part of the RV & Trailer Products business segment, are included in the accelerated Profit Improvement Plan described above. The Mosinee plant operations will be absorbed into lower-cost manufacturing facilities or included in the Company’s expanded strategic sourcing initiatives. TriMas expects to record a non-recurring cash charge of approximately $4 to $5 million related to severance and facility closure costs, which is included in the $8 to $9 million of charges discussed above.

“We continue to reduce fixed costs, while driving productivity and flexibility across our businesses,” commented Mark Zeffiro, TriMas Chief Financial Officer. “It is imperative that in this time of worldwide economic slowdown, we match our costs to the reality of our current market. The changes we have made and are making in our organization and business processes will better enable TriMas to navigate the economic slowdown and provide operational efficiencies that will help us to drive our financial performance as the marketplace stabilizes and business conditions improve. We have taken immediate actions to maximize cash flow by continuing to reduce operating expenses, working capital and capital expenditures. These steps, in addition to our outstanding brands, increasingly global footprint and diverse revenue streams, will provide a solid foundation for the future.”

Financial Position

TriMas ended the year with cash of $3.9 million and $127.9 million of aggregate availability under its revolving credit and receivables securitization facilities. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $27.6 million from December 31, 2007 to December 31, 2008. TriMas ended the quarter with total debt of $609.9 million and funding under its receivables securitization facility of $20.0 million for a total of $629.9 million. During the fourth quarter of 2008, the Company acquired $8.0 million face value of the Company’s senior subordinated notes in open market transactions at various rates for approximately $4.1 million.

The Company does not have any significant debt maturities under its credit agreement or subordinated notes until 2012. In addition, the Company completed the annual renewal of its receivables securitization facility on February 13, 2009.  As of December 31, 2008, the Company was in compliance with all debt covenants.

Business Segment Results — Continuing Operations (Excluding the impact of Special Items(3))

Each of the Company’s business segments reported Special Items (primarily non-cash impairment charges relating to goodwill and indefinite-lived assets) that the Company believes should be considered in evaluating operating profit. Reported business segment operating profit, including all Special Items, is presented within the segment level sales and operating profit table that appears later in this release and the reader is urged to review this information. As a supplement, the Company discusses below the business segments excluding the impact of Special Items to facilitate the comparison of the Company’s operations across periods on a basis consistent with management’s analysis.

Packaging Systems - Sales for the fourth quarter of 2008 were down 7.8%, due primarily to the unfavorable impact of currency exchange, while sales for the full year were up 6.2% due to the increased demand for new specialty dispensing and other new products, as well as the favorable effects of currency exchange. Operating profit(3) for the quarter decreased in line with the decline in sales. Operating profit for the year improved due to increased sales volumes, partially offset by increases in raw material costs and expenses incurred to support sales growth initiatives. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy Products - Sales increased 39.0% for the fourth quarter and 30.8% for the year, compared to the year ago periods. The sales increases in both periods are due to the Company’s initiatives to gain additional market share and expand the product offering at well-sites and within the refinery and petrochemical industries, during a time of strong market demand and high utilization rates at refineries and petrochemical facilities. Operating profit for the quarter and year increased in line with higher sales volumes and as a result of prior investments to support the segment’s growth initiatives, offset slightly by increases in material and sourced component costs. The Company plans to continue to launch new products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties - Sales for the fourth quarter and full year increased 5.5% and 8.4%, respectively, due primarily to strong growth in the aerospace fastener business resulting from market share gains and the introduction of new products and applications. Higher sales in the defense business as a result of cartridge case inventory build-up in advance of the military’s closure of a munitions facility also contributed to the segment’s performance. While industrial cylinder sales increased during the first three quarters of 2008, full year 2008 sales remained relatively flat in comparison to 2007. Sales of specialty cutting tools remained essentially flat year over year, while sales within the specialty fittings business declined. Operating profit for the quarter and year increased primarily due to higher sales levels between years in the aerospace fastener and defense businesses, which were partially offset by higher commodity prices and lower industrial demand, particularly in our specialty fittings business. The Company continues to drive growth in this segment by developing specialty products for growing end markets such as medical and aerospace, while continuing to expand international sales efforts.

RV & Trailer Products - Sales for the fourth quarter and full year decreased 30.5% and 12.2%, respectively, as growth in the Australian business was more than offset by the continued weak demand in most end markets in the United States. Operating profit decreased due to reduced sales volumes, lower absorption of fixed costs as the Company reduced its production to manage inventory levels and a less favorable product sales mix. The Company’s focus in this segment is to aggressively reduce fixed costs, increase productivity and leverage strong brand positions for increased market share.

Recreational Accessories - Sales for the fourth quarter and full year decreased 21.3% and 12.1%, respectively, compared to the year ago periods, as the Company continued to experience weak consumer demand for towing products and accessories. Operating profit for the quarter and year declined as a result of lower sales volumes, lower absorption of fixed costs resulting from reduced manufacturing activity in response to lower demand and a less favorable product sales mix. The Company plans to continue to aggressively reduce fixed costs and increase market share in the United States and Canada.

(3) Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call

TriMas Corporation will host its fourth quarter and full year 2008 earnings conference call today, Tuesday, March 10, 2009 at 10:00 a.m. EDT. The call-in number is (866) 291-4322. Participants should request to be connected to the TriMas Corporation fourth quarter conference call (conference ID number 1340021). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be web cast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (access code 287405) beginning March 10th at 1:00 p.m. EDT through March 17th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of the New York Stock Exchange, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007, and in the Company’s Quarterly Reports on Form 10-Q.  These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 4,000 employees at 70 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(dollars in thousands)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$3,910	$4,800
Receivables, net	104,760	89,370
Inventories	188,950	181,790
Deferred income taxes	16,970	18,860
Prepaid expenses and other current assets	7,430	7,010
Assets of discontinued operations held for sale	26,200	41,450
Total current assets	348,220	343,280
Property and equipment, net	181,570	186,840
Goodwill	202,280	367,420
Other intangibles, net	178,880	203,170
Other assets	19,270	27,280
Total assets	$930,220	$1,127,990

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$10,360	$8,390
Accounts payable	111,810	121,860
Accrued liabilities	66,340	71,830
Liabilities of discontinued operations	1,340	1,450
Total current liabilities	189,850	203,530
Long-term debt	599,580	607,600
Deferred income taxes	51,650	73,280
Other long-term liabilities	34,240	35,090
Total liabilities	875,320	919,500
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,620,410 and 33,409,500 shares at December 31, 2008 and 2007, respectively	330	330
Paid-in capital	527,000	525,960
Accumulated deficit	(510,160)	(373,970)
Accumulated other comprehensive income	37,730	56,170
Total shareholders’ equity	54,900	208,490
Total liabilities and shareholders’ equity	$930,220	$1,127,990

TriMas Corporation
Statement of Operations

(dollars in thousands, except per share amounts)

	Quarter ended
	December 31,		Year ended
	(unaudited)		December 31,
	2008	2007	2008	2007
Net sales	$213,140	$222,070	$1,021,300	$1,003,070
Cost of sales	(164,540)	(164,140)	(758,120)	(729,510)
Gross profit	48,600	57,930	263,180	273,560
Selling, general and administrative expenses	(37,760)	(49,890)	(166,500)	(173,810)
Advisory services agreement termination fee	—	—	—	(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Settlement of Canadian benefit plan liability	—	(3,870)	—	(3,870)
Loss on dispositions of property and equipment	(180)	(40)	(340)	(1,720)
Impairment of property and equipment	(500)	(3,370)	(500)	(3,370)
Impairment of goodwill and indefinite-lived intangible assets	(172,220)	(171,210)	(172,220)	(171,210)
Operating loss	(162,060)	(170,450)	(76,380)	(94,650)
Other expense, net:
Interest expense	(13,580)	(15,390)	(55,740)	(68,310)
Gain (loss) on extinguishment of debt	3,740	—	3,740	(7,440)
Other, net	720	(430)	(2,290)	(3,880)
Other expense, net	(9,120)	(15,820)	(54,290)	(79,630)

Loss from continuing operations before income tax benefit	(171,180)	(186,270)	(130,670)	(174,280)
Income tax benefit	17,230	17,490	2,080	13,080
Loss from continuing operations	(153,950)	(168,780)	(128,590)	(161,200)
Income (loss) from discontinued operations, net of income tax benefit (expense)	(7,880)	(90)	(7,600)	2,770
Net loss	$(161,830)	$(168,870)	$(136,190)	$(158,430)

Earnings (loss) per share:
Continuing operations	$(4.60)	$(5.05)	$(3.85)	$(5.66)
Discontinued operations, net of income tax benefit (expense)	(0.24)	—	(0.22)	0.10

Net loss per share	$(4.84)	$(5.05)	$(4.07)	$(5.56)

Weighted average common shares - basic	33,450,444	33,409,500	33,422,572	28,498,678

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations

	Quarter ended
	December 31,		Year ended
	(unaudited)		December 31,
	2008	2007	2008	2007
Packaging Systems
Net sales	$32,420	$35,150	$161,330	$151,950
Operating profit (loss)	$(57,730)	$1,300	$(31,200)	$26,880
Operating profit (loss) as a % of sales	NM	3.7%	NM	17.7%

Special Items to consider in evaluating operating profit:
- Non-cash goodwill and indefinite-lived asset impairment	$(62,490)	$—	$(62,490)	$—
- Other Special Items	$—	$(3,870)	$(410)	$(3,870)

Excluding Special Items, operating profit would have been:	$4,760	$5,170	$31,700	$30,750

Energy Products
Net sales	$56,360	$40,540	$213,750	$163,470
Operating profit	$8,070	$5,930	$32,740	$22,860
Operating profit as a % of sales	14.3%	14.6%	15.3%	14.0%

Special Item to consider in evaluating operating profit:
- Other Special Items	$—	$—	$(320)	$—

Excluding Special Item, operating profit would have been:	$8,070	$5,930	$33,060	$22,860

Industrial Specialties
Net sales	$52,900	$50,160	$221,830	$204,630
Operating profit (loss)	$(15,080)	$9,400	$19,670	$41,770
Operating profit (loss) as a % of sales	NM	18.7%	8.9%	20.4%

Special Items to consider in evaluating operating profit:
- Non-cash goodwill and indefinite-lived asset impairment	$(24,790)	$—	$(24,790)	$—
- Other Special Items	$—	$—	$(430)

Excluding Special Items, operating profit would have been:	$9,710	$9,400	$44,890	$41,770

RV & Trailer Products
Net sales	$32,240	$46,370	$174,610	$198,790
Operating loss	$(49,430)	$(97,970)	$(43,320)	$(81,230)
Operating loss as a % of sales	NM	NM	NM	NM

Special Items to consider in evaluating operating profit (loss):
- Non-cash goodwill and indefinite-lived asset impairment	$(47,600)	$(100,780)	$(47,600)	$(100,780)
- Other Special Items	$(1,080)	$—	$(1,200)	$—

Excluding Special Items, operating profit (loss) would have been:	$(750)	$2,810	$5,480	$19,550

Recreational Accessories
Net sales	$39,220	$49,850	$249,780	$284,230
Operating loss	$(43,930)	$(81,620)	$(32,110)	$(64,200)
Operating loss as a % of sales	NM	NM	NM	NM

Special Items to consider in evaluating operating profit (loss):
- Non-cash goodwill and indefinite-lived asset impairment	$(37,340)	$(70,430)	$(37,340)	$(70,430)
- Other Special Items	$(820)	$(8,990)	$(900)	$(8,990)

Excluding Special Items, operating profit (loss) would have been:	$(5,770)	$(2,200)	$6,130	$15,220

Corporate Expenses	$(3,960)	$(7,490)	$(22,160)	$(40,730)
Special Item to consider in evaluating corporate expenses:	$(610)	$—	$(2,220)	$(14,230)

Excluding Special Items, corporate expenses would have been:	$(3,350)	$(7,490)	$(19,940)	$(26,500)

Total Company
Net sales	$213,140	$222,070	$1,021,300	$1,003,070
Operating loss	$(162,060)	$(170,450)	$(76,380)	$(94,650)
Operating loss as a % of sales	NM	NM	NM	NM

Total Special Items to consider in evaluating operating loss:	$(174,730)	$(184,070)	$(177,700)	$(198,300)

Excluding Special Items, operating profit would have been:	$12,670	$13,620	$101,320	$103,650

Other Data:
- Depreciation and amortization	$10,470	$10,370	$41,090	$39,060
- Interest expense	$13,580	$15,390	$55,740	$68,310
- Gain (loss) on extinguishment of debt	$3,740	$—	$3,740	$(7,440)
- Other (income) expense, net	$(720)	$430	$2,290	$3,880
- Income tax benefit	$17,230	$17,490	$2,080	$13,080

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Year ended		Year ended
	December 31, 2008		December 31, 2007
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Loss and EPS from continuing operations, as reported	$(128,590)	$(3.85)	$(161,200)	$(5.66)

After-tax impact of Special Items to consider in evaluating quality of loss and EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$(155,050)	$(4.64)	$(159,930)	$(5.61)
Impairment of property and equipment	(300)	(0.01)	(2,220)	(0.08)
Severance and business restructuring costs	(3,090)	(0.09)	—	—
Advisory services agreement termination fee	—	—	(6,190)	(0.22)
Costs for early termination of operating leases	—	—	(2,620)	(0.09)
Debt extinguishment costs	—	—	(4,610)	(0.16)
Huntsville facility closure costs	—	—	(3,700)	(0.13)
Settlement of Canadian benefit plan liability	—	—	(2,470)	(0.09)

Total Special Items	$(158,440)	$(4.74)	$(181,740)	$(6.38)

Excluding Special Items, Profit and EPS from continuing operations would have been	$29,850	$0.89	$20,540	$0.72

Weighted-average shares outstanding at December 31, 2008 and 2007		33,422,572		28,498,678

	Quarter ended		Quarter ended
	December 31, 2008		December 31, 2007
	(unaudited)		(unaudited)
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$(153,950)	$(4.60)	$(168,780)	$(5.05)

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Goodwill and indefinite-lived intangible asset impairment charges	$(155,050)	$(4.64)	(159,930)	$(4.79)
Impairment of property and equipment	(300)	(0.01)	(2,220)	(0.07)
Severance and business restructuring costs	(1,250)	(0.04)	—	—
Huntsville facility closure costs	—	—	(3,700)	(0.11)
Settlement of Canadian benefit plan liability	—	—	(2,470)	(0.07)

Total Special Items	$(156,600)	$(4.68)	$(168,320)	$(5.04)

Excluding Special Items, Profit (Loss) and EPS from continuing operations would have been	$2,650	$0.08	$(460)	$(0.01)

Weighted-average shares outstanding at December 31, 2008 and 2007		33,450,444		33,409,500

Appendix I (cont’d)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2008(1)	2007(1)	2008	2007

Operating loss from continuing operations, as reported	$(162,060)	$(170,450)	$(76,380)	$(94,650)

Special Items to consider in evaluating quality of earnings:
Goodwill and indefinite-lived intangible asset impairment charges	$(172,220)	$(171,210)	$(172,220)	$(171,210)
Impairment of property and equipment	(500)	(3,370)	(500)	(3,370)
Severance and business restructuring costs	(2,010)	—	(4,980)	—
Advisory services agreement termination fee	—	—	—	(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Huntsville facility closure costs	—	(5,620)	—	(5,620)
Settlement of Canadian benefit plan liability	—	(3,870)	—	(3,870)

Total Special Items	$(174,730)	$(184,070)	$(177,700)	$(198,300)

Excluding Special Items, operating profit from continuing operations would have been	$12,670	$13,620	$101,320	$103,650

	Quarter ended December 31,		Year ended December 31,
(dollars in thousands)	2008(1)	2007(1)	2008	2007

Adjusted EBITDA from continuing operations, as reported	$25,710	$11,250	$139,020	$115,120

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(2,010)	$—	$(4,980)	$—
Advisory services agreement termination fee	—	—	—	(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Huntsville facility closure costs	—	(5,620)	—	(5,620)
Settlement of Canadian benefit plan liability	—	(3,870)	—	(3,870)

Total Special Items	$(2,010)	$(9,490)	$(4,980)	$(23,720)

Excluding Special Items, Adjusted EBITDA from continuing operations would have been	$27,720	$20,740	$144,000	$138,840

(1) Information is unaudited

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Net loss	$(161,830)	$(168,870)	$(136,190)	$(158,430)
Income tax expense	(27,920)	(17,370)	(12,610)	(10,410)
Interest expense	13,600	15,390	55,920	68,310
Debt extinguishment costs	140	—	140	7,440
Impairment of property and equipment	500	3,370	500	3,370
Impairment of goodwill and indefinite-lived intangible assets	184,530	171,210	184,530	171,210
Depreciation and amortization	11,630	10,970	44,070	41,350

Adjusted EBITDA, total company	20,650	14,700	136,360	122,840

Adjusted EBITDA, discontinued operations	(5,060)	3,450	(2,660)	7,720

Adjusted EBITDA, continuing operations	$25,710	$11,250	$139,020	$115,120
Special Items	2,010	9,490	4,980	23,720
Cash interest	(20,420)	(22,810)	(52,660)	(63,690)
Cash taxes	(1,600)	(1,820)	(8,060)	(8,660)
Capital expenditures	(9,050)	(11,200)	(28,680)	(33,400)
Changes in operating working capital	60	14,620	(13,300)	(14,100)
Subtotal	$(29,000)	$(11,720)	$(97,720)	$(96,130)

Free cash flow	$(3,290)	$(470)	$41,300	$18,990

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items as defined below, less cash paid for interest and taxes, capital expenditures and changes in operating working capital.  As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items include those one-time costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.